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                               BINDING LETTER OF INTENT


                                   October 27, 1998




Sam Elkholy
Animagic
1801 West 261st, Apt. 108
Alameda, California 90717


         Re:  PROPOSAL TO PURCHASE ALL OF THE ASSETS OF ANIMAGIC CORPORATION

Dear Mr. Elkholy:

     The purpose of this letter (the "LETTER OF INTENT") is to set forth a binding Letter of Intent between Animagic Corporation (the "SELLER") and Genesis Media Group, Inc., a Delaware corporation (the "BUYER"), with respect to the possible acquisition of all of the assets identified on SCHEDULE A (the "ASSETS") of the Seller (the "TRANSACTION") related to the business (the "Business") conducted by the Seller.

     This Letter of Intent shall bind both parties to such an extent as stated herein, unless it is terminated pursuant to SECTION 12 below. Because the Seller has filed for bankruptcy protection, the terms of the Transaction are subject to the approval of the United States Bankruptcy Court.

          1. BASIC TRANSACTION. The Buyer will acquire the Assets and none of the liabilities of any kind, contingent or otherwise, of the Seller. The parties intend the closing of the Transaction to occur as soon as possible, but not later than December 15, 1998 (the "CLOSING").

          2. PROPOSED PURCHASE PRICE. Based on the information known to the Buyer on the date hereof, the total consideration for the Assets will be as follows (collectively, the "PURCHASE PRICE"):

               (a) Fifty Thousand dollars ($50,000) will be paid to the Seller in cash on January 1, 1999;

               (b) Fifty Thousand dollars ($50,000) will be paid to the Seller in cash on March 1, 1999; and

               (c) Fifty Thousand dollars ($50,000) will be paid to the Seller in cash on May 1, 1999.


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     3.   REPRESENTATIONS. Seller represents and warrants to Buyer that:  (a)
Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Letter of Intent, to consummate the transactions contemplated hereby, and to perform its obligations hereunder;
(b) this Letter of Intent has been duly executed and delivered by Seller and is a valid and binding obligation, enforceable against it in accordance with its respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity and the discretion of the court before which any proceeding therefor may be brought; (c) there are no actions, suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to Seller's knowledge, threatened against Seller relating to the Assets; (d) there are no outstanding orders, decrees or stipulations issued by any federal, state, local, international or foreign, judicial or administrative authority in any proceeding to which Seller is or was a party relating to the Assets; (e) no consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Letter of Intent and the consummation of the transactions contemplated hereby; (f) Seller owns, or is licensed or otherwise entitled to exercise pursuant to the terms of a license or other similar agreement all rights to all intellectual property ("Intellectual Property") used in the Business as currently conducted or in connection with products to be used in the Business currently under development without any conflict or infringement of the rights of others; (g) Seller is the absolute owner or a nonexclusive or exclusive licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests) all non-public domain intellectual property and has rights to the use, sale, license or disposal thereof in connection with the services or products in respect of which the Intellectual Property are being used or proposed to be used in the Business in connection with products currently under development; (h) no claims with respect to the Intellectual Property have been asserted to Seller, or, to Seller's knowledge, are threatened by any person, and Seller knows of no claims (1) to the effect that Seller in the conduct of the Business infringes any copyright, patent, trade secret, or other Intellectual Property right of any third party or violates any license or Letter of Intent with any third party, (2) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property, or (3) challenging the ownership, validity or effectiveness of any of the Intellectual Property; (i) all trademarks, service marks, and other company, product or service identifiers held by Seller and used in the Business are valid and subsisting; (j) there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party: (k) no person has a license to use or the right to acquire a license to use any future version of any Seller product used in or sold by the Business or any such Seller product that is under development; (l) the Assets include all properties, tangible and intangible, and only such properties, used by Seller in operating the Business and necessary for Buyer to operate the Business; (m) Seller holds good and marketable title, license to or leasehold interest in all of the Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Assets to Buyer, and upon consummation of the transactions contemplated by this Letter of Intent, Buyer will acquire good and marketable title, license or leasehold interest to the Assets free and clear of any liens or encumbrances (n) all taxes relating to the Business or the Assets have been or will be paid by Seller with respect to all periods (or portions thereof) prior to and including the date of Closing (o) the operation of the Business has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of governmental entities having jurisdiction over the same.


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          4.   CONDITIONS TO TRANSACTION.  The closing of the Transaction is subject to the following conditions:

               (a) receipt of the necessary approvals of the Buyer's Board of Directors and the United States Bankruptcy Court and any other necessary third parties;

               (b) absence of pending or threatened litigation regarding this Letter of Intent or the transactions contemplated hereby;

               (c) certain employees of the Seller including Sam Elkholy shall have entered into employment and non-competition agreements acceptable to Buyer; and

               (d) all representations of Seller shall be true and correct on the date of such closing.

          5. EXPENSES. Each of the Buyer and the Seller shall be responsible for and bear all of its own costs and expenses (including attorney's fees) incurred in connection with the Transaction.

          6. GOVERNING LAW. The terms of the Transaction and all other matters relating to the Transaction will be governed by the laws of the State of California, without regard to the conflicts of law provisions thereof.

          7. APPROVALS. This Letter of Intent will be subject to the approval by the Buyer's Board of Directors and by the United States Bankruptcy Court. Should such approvals not be received, then all matters pertaining to the Transaction will be terminated.

          8. ACCESS. Until the closing of the Transaction, the Seller shall provide to the Buyer complete access to the Seller's facilities, books and records, and shall cause the directors, employees, accountants and other agents and representatives (collectively, the "REPRESENTATIVES") of the Seller to cooperate fully with the Buyer and the Buyer's Representatives.

          9.   CONDUCT OF BUSINESS.   Until the closing of the Transaction,
Seller shall not engage in any extraordinary transactions without the Buyer's prior consent.

          10. CONFIDENTIALITY. Except as and to the extent required by law, each party (for purposes of this SECTION 10, the "FIRST PARTY") agrees that it shall not disclose or use, and it shall cause its Representatives not to disclose or use, any Confidential Information (as defined below) with respect to the other party furnished, or to be furnished, by either the other party or its Representatives to the first party or the first party's Representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Transaction. For purposes of this SECTION 10, "CONFIDENTIAL INFORMATION" means any information about the other party stamped "confidential" or identified in writing as such to the first party by the other party; PROVIDED, HOWEVER, that Confidential Information does not include information which the first party can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by the first party or (ii) is obtained by the first party from a source other than the other party, PROVIDED that such source


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was not bound by a duty of confidentiality to the other party or another party with respect to such information. If this Letter of Intent is terminated pursuant to SECTION 12 below, the first party shall promptly return to the other party any Confidential Information in its possession. The parties shall enter into a mutually acceptable updated confidentiality and non-disclosure agreement concurrent with the execution and delivery of the Definitive Agreement.

          11. CONSENTS. The Buyer and the Seller shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from any government or regulating authorities or lenders, landlords or other third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Transaction.

          12.  TERMINATION.  This Letter of Intent may be terminated:

          (a)  by mutual written consent of the Buyer and the Seller;

          (b) upon written notice by any party to the other party if the Definitive Agreement has not been executed by December 15, 1998;

          (c) by either party when the other party is in material default of this Letter of Intent; or

          (d) by the Buyer in the event that the United States Bankruptcy Court declines to accept the terms of the Buyer's offer to acquire the Assets of Seller as set forth herein.

          Upon termination, the parties hereto will have no further obligation, except SECTION 10 above shall survive such termination.

          13.  INDEMNIFICATION.    From and after the date hereof, Seller shall
indemnify, save and hold harmless Buyer and its affiliates, and its respective Representatives, from and against any and all losses or damages caused by, arising out of, asserted against resulting from or incurred or suffered by Buyer or any of its affiliates or Representatives in connection with (i) any misrepresentation or breach of any representation or warranty by Seller in or pursuant to this Letter of Intent, (ii) the non-fulfillment of any covenant or agreement made by Seller in or pursuant to this Letter of Intent, or (iii) any liabilities of Seller, which are not being assumed by Buyer.

          Please sign and date this Letter of Intent in the space provided below to confirm the mutual agreements set forth herein, and return a signed copy to the undersigned.

                                   Very truly yours,

                                   BUYER:

                                   GENESIS MEDIA GROUP, INC.

                                   By:/s/ Ramy El-Batrawi
                                   ----------------------------


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                                   Ramy El-Batrawi
                                   Chief Executive Officer

Acknowledged and agreed as to the foregoing.

Date: October 27, 1998        SELLER:

                              ANIMAGIC CORPORATION


                              By: /s/ Sam Elkholy
                                 -----------------------
                                   Sam Elkholy


                              (SEAL)


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